Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-8 No. 333-110479, 333-112587, 333-114546, 333-121234, 333-143004 and 333-144820) and (Form S-3 No. 333-119795 and 333-131085) of ADA-ES, Inc. and Subsidiaries of our report dated March 10, 2008 relating to our audit of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of ADA-ES, Inc. and Subsidiaries as of and for the year ended December 31, 2007.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
March 10, 2008